Contact:       610-337-1000                      For Release:     April 26, 2005
               Robert W. Krick, ext. 3141                         Immediate
               Brenda Blake, ext. 3202

UGI REPORTS HIGHER SECOND QUARTER RESULTS; AFFIRMS FISCAL YEAR GUIDANCE

VALLEY FORGE, Pa., April 26- UGI Corporation (NYSE: UGI) reported that its net income for the second quarter of fiscal 2005 ended March 31, 2005 rose to $117.3 million, or $2.23 per diluted share, compared to $67.1 million, or $1.48 per diluted share for the second quarter of fiscal 2004. Average fully diluted shares outstanding were 16% higher in the recent quarter.

Lon R. Greenberg, chairman and chief executive officer of UGI, said, "The improvement in our earnings this quarter primarily reflects the impact of full ownership of Antargaz as well as higher operating income from all of our business units other than AmeriGas, which experienced warmer than normal weather. We are pleased to report improved earnings in light of the high level of energy commodity costs and the adverse effect thereof on customer conservation. While we expect to face the challenges posed by the high energy cost environment for the remainder of our fiscal year, we continue to expect to report fiscal year earnings of $3.45 to $3.55 per diluted share." The forecasted results do not include a loss on extinguishment of debt of up to $0.18 per diluted share due to an expected refinancing of long-term debt of AmeriGas on May 3.

UGI's net income from its domestic propane unit, AmeriGas Propane, declined to $27.0 million in the fiscal 2005 quarter compared to $30.8 million last year. For the three months ended March 31, 2005, retail volumes sold declined to 378.8 million gallons from 403.9 million gallons sold in the prior-year period. Weather was approximately 5% warmer than normal during the recent quarter compared to weather that was 1.5% warmer than normal in the prior-year period, according to the National Oceanic and Atmospheric Administration.

The lower retail sales volumes experienced in this quarter reflect warmer than normal winter weather and price-induced customer conservation resulting from higher retail selling prices driven by historically high propane product costs. The average wholesale propane cost per gallon at Mt. Belvieu, Texas, a major supply point, during the quarter rose 17% over the prior year. Operating and administrative expenses declined during the quarter mainly reflecting the implementation of warm weather action plans that will continue for the remainder of the fiscal year. Lower personnel and vehicle repair expenses were partially offset by the impact of higher vehicle fuel and lease expenses.

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UGI REPORTS HIGHER SECOND QUARTER RESULTS; AFFIRMS FISCAL YEAR GUIDANCE  PAGE 2

International Propane net income increased to $47.0 million in the recently-completed quarter from $2.9 million last year. Results for the recent quarter reflect full ownership of Antargaz compared to last year's results that included UGI's then-existing 20% ownership interest. Results for the prior-year quarter reflect a $9.1 million loss on the settlement of contracts for the forward purchase of euros used to fund the acquisition of the remainder of Antargaz. Antargaz sold approximately 127 million gallons of liquefied petroleum gases (LPG) while experiencing weather that was 3.8% colder than normal during the 2005 three-month period compared to 123 million gallons sold on essentially normal weather in the same period in 2004. "Antargaz continued to benefit during the quarter from unusually high unit margins primarily reflecting lower product costs. We expect Antargaz to return to a more normal level of unit margins later this year," noted Greenberg. Flaga, UGI's LPG distribution business headquartered in Austria, sold approximately 10.8 million gallons of LPG, up 9% over the prior-year period. Weather in the Flaga service territory was approximately 4% colder than the prior year. Income from equity investees declined in the 2005 period due to the absence of our equity investment in Antargaz.

At UGI Utilities' Gas Utility, net income improved to $26.7 million for the quarter ended March 31, 2005 compared to $25.6 million for the fiscal 2004 quarter principally reflecting the absence of costs related to a previously-reported settlement of a regulatory claim. Weather in the service territory was 5.7% colder than normal for the recent quarter versus 2.7% colder than normal in the prior-year quarter. As in the first quarter, total margin was virtually unchanged as lower margin from firm customers attributable to customer conservation offset the effects of colder weather, customer growth and increased margin from interruptible customers. Total operating and administrative expenses in the quarter were virtually unchanged from a year ago.

Net income from UGI Utilities' Electric Utility improved slightly to $3.9 million in the recently completed quarter from $3.4 million in the prior-year quarter primarily because of modestly higher electric generation rates on similar kilowatt-hour sales. Weather in the service territory was over 7% colder than normal in the recent quarter compared to 5.5% colder than normal last year.

Net income from Energy Services increased to $8.3 million in the fiscal 2005 second quarter from $4.3 million in the comparable fiscal 2004 quarter principally due to increased margin reflecting higher sales volumes at higher average unit margins partially offset by higher operating expenses primarily resulting from the previously-reported acquisition of Atlantic Energy, owner of a propane import and storage facility in Virginia. Results from our regional heating and cooling business units improved slightly.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 46% of AmeriGas Partners, L. P. (NYSE: APU), the nation's largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.

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UGI REPORTS HIGHER SECOND QUARTER RESULTS; AFFIRMS FISCAL YEAR GUIDANCE   PAGE 3

UGI will host its second quarter FY 2005 earnings conference call on Wednesday, April 27, 2005, at 4:00 PM ET. Interested parties may listen to a live audio broadcast of the conference call at http://www.shareholder.com/ugi/medialist.cfm. A telephonic replay of the call can be accessed approximately one hour after the completion of the call at 1-888-203-1112, passcode 9551284 (International replay 719-457-0820, passcode
9551284) through May 3, 2005.

The financial tables appended to this news release can be viewed directly at HTTP://WWW.SHAREHOLDER.COM/UGI/2Q05/FINANCIALTABLE.PDF.

This press release contains certain forward-looking statements which management believes to be reasonable as of today's date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management's control. Among them are adverse weather conditions, product cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, domestic and international economic and political conditions, currency exchange rates and the completion of a refinancing of AmeriGas debt. You should read UGI's Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

Comprehensive information about UGI Corporation is available on the Internet at HTTP://WWW.UGICORP.COM.


C-06                                 ###                                 4/26/05

                                UGI CORPORATION
                               REPORT OF EARNINGS
                          (Millions, except per share)
                                  (Unaudited)

                                                          Three Months Ended        Six Months Ended         Twelve Months Ended
                                                              March 31,                 March 31,                 March 31,
                                                        ---------------------     ---------------------     ---------------------
                                                         2005(a)      2004(a)      2005(a)      2004(a)      2005(a)      2004(a)
                                                        --------     --------     --------     --------     --------     --------
Revenues:

    AmeriGas Propane                                    $  698.3     $  687.7     $1,254.5     $1,147.9     $1,882.5     $1,705.7
    International Propane                                  363.6         18.6        642.5         34.4        941.5         56.5
    Gas Utility                                            255.9        243.5        417.1        392.8        584.7        547.7
    Electric Utility                                        25.6         24.7         47.9         46.1         91.5         88.7
    Energy Services                                        432.2        328.8        761.2        561.7      1,166.7        907.6
    Corporate & Other                                       12.6         13.3         28.1         27.4         58.8         54.4
                                                        --------     --------     --------     --------     --------     --------
             Total revenues                             $1,788.2     $1,316.6     $3,151.3     $2,210.3     $4,725.7     $3,360.6
                                                        ========     ========     ========     ========     ========     ========

Operating income (loss):

    AmeriGas Propane                                    $  117.9     $  127.2     $  176.5     $  192.8     $  159.7     $  177.5
    International Propane (b)                               99.0         (6.3)       176.4         (4.5)       201.4         (5.4)
    Gas Utility                                             48.6         46.5         76.7         75.9         80.9         83.4
    Electric Utility                                         7.2          6.8         11.9         11.3         21.5         19.5
    Energy Services                                         14.0          7.5         20.1         13.8         37.4         23.2
    Corporate & Other                                        1.0         (0.1)         1.1          0.6          3.2          2.2
                                                        --------     --------     --------     --------     --------     --------
             Total operating income                        287.7        181.6        462.7        289.9        504.1        300.4

Income (loss) from equity investees                         (0.6)         8.4         (1.3)        12.6         (2.6)        11.0
Interest expense:

    AmeriGas Propane                                       (20.7)       (21.2)       (41.2)       (42.3)       (82.0)       (84.9)
    International Propane                                   (8.0)        (1.0)       (16.5)        (1.9)       (32.2)        (3.9)
    Gas Utility                                             (4.0)        (3.9)        (8.1)        (8.0)       (16.0)       (16.2)
    Electric Utility                                        (0.5)        (0.5)        (1.0)        (1.0)        (2.0)        (2.0)
    Corporate and Other, net                                (0.1)        (0.1)          --         (0.2)        (0.3)        (0.3)
                                                        --------     --------     --------     --------     --------     --------
             Total interest expense                        (33.3)       (26.7)       (66.8)       (53.4)      (132.5)      (107.3)
Minority interests, principally in AmeriGas Partners       (53.0)       (55.6)       (73.6)       (78.3)       (42.8)       (47.6)
                                                        --------     --------     --------     --------     --------     --------
Income before income taxes and subsidiary
  dividends on preferred shares subject to
  mandatory redemption                                     200.8        107.7        321.0        170.8        326.2        156.5

Income tax expense                                         (83.5)       (40.6)      (125.5)       (64.9)      (125.0)       (57.8)

Dividends on UGI Utilities preferred shares
  subject to mandatory redemption                             --           --           --           --           --         (0.4)
                                                        --------     --------     --------     --------     --------     --------
Net income                                              $  117.3     $   67.1     $  195.5     $  105.9     $  201.2     $   98.3
                                                        ========     ========     ========     ========     ========     ========
Earnings per share:

    Basic                                               $   2.26     $   1.51     $   3.79     $   2.43     $   3.92     $   2.27
                                                        ========     ========     ========     ========     ========     ========
    Diluted                                             $   2.23     $   1.48     $   3.72     $   2.37     $   3.85     $   2.22
                                                        ========     ========     ========     ========     ========     ========
Average common shares outstanding:

    Basic                                                 51.791       44.299       51.581       43.566       51.321      43.215
                                                        ========     ========     ========     ========     ========     ========
    Diluted                                               52.543       45.310       52.564       44.625       52.317      44.276
                                                        ========     ========     ========     ========     ========     ========
Supplemental information:

  Net income (loss):
    AmeriGas Propane (c)                                $   27.0     $   30.8     $   37.4     $   43.7     $   23.1     $   26.5
    International Propane (b)                               47.0          2.9         94.2          7.7         99.8          4.7
    Gas Utility                                             26.7         25.6         41.2         40.8         38.3         40.7
    Electric Utility                                         3.9          3.4          6.4          5.8         11.6         10.2
    Energy Services                                          8.3          4.3         11.9          8.0         22.1         13.4
    Corporate & Other                                        4.4          0.1          4.4         (0.1)         6.3          2.8
                                                        --------     --------     --------     --------     --------     --------
             Total net income                           $  117.3     $   67.1     $  195.5     $  105.9     $  201.2     $   98.3
                                                        ========     ========     ========     ========     ========     ========

(a) UGI Corporation's results include Antargaz as an equity investee through March 31, 2004 and a consolidated operation beginning April 1, 2004.

(b) International Propane's operating income and net income include $19.9 million and $14.9 million, respectively, in both the six and twelve months ended March 31, 2005 due to the reversal of non-income tax accruals related to a prior year.

(c)  Amounts are net of minority interests in AmeriGas Partners, L.P.